EXECUTIVE CONSULTING AGREEMENT

THIS AGREEMENT (the "Agreement") is made effective as of the 1st day of April, 2014 (the "Effective Date").

BETWEEN:

ABATTIS BIOceuticalS corp., a British Columbia company having its business office located at Suite 1000 - 355 Burrard Street, Vancouver, BC  V6C 2G8

(the "Company")

AND:

CHIRON CAPITAL INC., a company incorporated under the laws of British Columbia, having its registered and records office located at Suite 1100 - 736 Granville Street, Vancouver, BC V6Z 1G3

(the "Consultant")

AND:

MICHAEL WITHROW, a businessman with an address at 8517 Citation Drive, Richmond, BC V6Y 2X9

("Withrow")

WHEREAS:

A.	Withrow was previously employed by the Company pursuant to an executive employment agreement dated April 30, 2011, as amended January 1, 2014 (the "Initial Agreement"); and

B.	Withrow has changed his personal circumstances such that he is now an employee of the Consultant and the parties therefore wish to replace the Initial Agreement, in its entirety, with this Agreement such that the Company shall engage the Consultant to provide the services of Withrow to act as the President and Chief Executive Officer ("CEO") of the Company, from and after the date hereof, on the terms and conditions now set forth in this Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained (the receipt and sufficiency of which are acknowledged by each party), the parties hereby agree with one another as follows:

PART 1

AMENDMENT, SERVICES AND DUTIES OF THE CONSULTANT

1.1 Amendment. The recitals to this Agreement are true and correct in substance and in fact. Effective as of April 1, 2014, the terms and conditions set out in the Initial Agreement are deleted in their entirety and replaced with the terms and conditions set out in this Agreement and the Consultant is added as a party hereto.

1.2 Engagement, Services and Duties. Effective as of April 1, 2014, the Company hereby engages the Consultant to provide the personal services of Withrow to perform the duties and functions customarily performed by, and have all the responsibilities customary to the roles of, President and CEO of the Company and any of its subsidiaries or affiliates from time to time (collectively, the "Services"), and such other duties reasonably related thereto as may be assigned by the Company from time to time, and the Consultant hereby accepts such engagement by the Company on the terms and subject to the conditions set forth in this Agreement.

1.3 No Substitution. It is hereby acknowledged by the parties that in the event the Consultant wishes to provide such person other than Withrow to provide the Services hereunder, such person must first be approved by the Board of Directors of the Company (the "Board"), in writing, which approval may be denied for any reason whatsoever.

1.4 Devote Necessary Time to the Company/Outside Consulting. The Consultant and Withrow shall devote such time as is necessary to provide the Services to the Company during the Term of Engagement (defined below). Notwithstanding the forgoing, the Company acknowledges that the Consultant and Withrow are engaged in other business opportunities separate and apart from the business of the Company. The Company accepts that until further notice the Consultant and Withrow may take on outside consulting roles from time to time so long as such consulting roles (i) do not materially interfere with the Consultant's/Withrow's role as President and CEO of the Company and the services for which it/he is being engaged to provide to the Company pursuant to this Agreement; and (ii) do not negatively affect the business of the Company in any manner whatsoever. Save and except with the express written permission of the Company, during the Term of Engagement the Consultant and Withrow agree not to engage or be interested in, directly or indirectly, any outside business, engagement or employment that is or could reasonably be deemed to be competitive to the Company's business.

1.5 Term of Engagement. Subject to the provisions for termination provided hereafter, the term of this Agreement shall be from and effective as of April 1, 2014 and shall continue until terminated as provided in Part 5 of this Agreement (the "Term of Engagement").

(Hereafter, where applicable, any reference to "Consultant" shall be deemed to include a reference to Withrow.)

PART 2

COMPENSATION OF THE CONSULTANT

2.1 Compensation. The Company shall pay the Consultant the following:

(a)	Consulting Fee. In consideration for the Services provided to the Company by the Consultant, the Company shall pay the Consultant $175,000 per annum (the "Base Consulting Fee"), plus applicable GST, payable in monthly instalments of $14,583.34/month on the last day of each month which shall be paid by the Company to the Consultant by way of a company cheque, certified cheque or bank draft, or by any other means acceptable to the Consultant.

(b)	Annual Increase. The Base Consulting Fee may be adjusted from time to time, by mutual written agreement of the parties to reflect, amongst other things, cost of living increases and compensation paid to executive officers of companies similar to the Company. Accordingly, when the phrase "Base Consulting Fee" is used in this Agreement, such phrase shall include any alterations to the initial Base Consulting Fee, and, in the event a calculation is to be made based on Base Consulting Fee, such calculation shall refer to the Base Consulting Fee in effect as at the date that triggers the necessity for such calculation to be made.

(c)	Bonus. As additional consideration for the Services provided by the Consultant during the Term of Engagement, the Consultant shall be entitled to receive the following incentive bonuses:

(i)	the parties further agree that from and after the Effective Date, as soon as reasonably possible following the announcement by Health Canada that the Company or any of its subsidiaries has become a licensed producer under the Marihuana for Medical Purposes Regulations ("MMPR"), and/or has received a Controlled Substance License, the Consultant shall be entitled to, and the Company shall pay to the Consultant, a performance bonus of 500,000 common shares of the Company for each MMPR and/or Controlled Substance License granted to the Company or any of its subsidiaries. For greater certainty, where the Company holds or acquires an interest in a subsidiary that is not a wholly owned subsidiary of the Company, the number of common shares of the Company paid as a performance bonus in respect of any MMPR and/or Controlled Substance License granted to or held by such subsidiary shall be pro rata to the Company's direct or indirect beneficial interest in the voting shares of such subsidiary and

(ii)	the parties further acknowledge that the Consultant shall be eligible to receive, in respect of each calendar year, additional, variable performance bonuses during the Term of Engagement, the amount of which, if any, shall be determined by the Board in its sole discretion.

(d)	Expenses. The Company shall reimburse the Consultant for all documented reasonable travelling and other expenses, including, but not limited to, cellular telephone expenses, incurred by the Consultant in connection with providing the Services under this Agreement, such reimbursement to be made in accordance with, and subject to, the policies and/or guidelines of the Company from time to time. For all such expenses, the Consultant shall be required to keep proper accounts and to furnish statements, receipts, vouchers and/or other supporting documents to the Company within 30 days after the date the expenses are incurred.

(e)	Stock Options and Long Term Incentive Awards. As additional consideration for the Services provided by the Consultant during the Term of Engagement, the Consultant shall be entitled to receive options to purchase common shares of the Company and any long term incentive awards, as may be determined from time to time by the Board in its sole discretion.

(f)	Benefits. If the Consultant becomes eligible therefor, the Company shall provide the Consultant with the right to participate in and to receive benefits from all life insurance, pension plans, medical insurance and similar benefits made available, as determined by the Board. Notwithstanding the foregoing provisions of this section, the amount and extent of any benefits to which the Consultant may be entitled shall be governed by the provisions of any benefit plans adopted by the Company, as amended from time to time.

(g)	No Vacation. The Consultant shall not be entitled to an annual paid vacation.

(h)	Directors' and Officers' Liability Insurance. The Company shall use commercially reasonable efforts to provide and maintain directors' and officers' liability insurance coverage of at least $3,000,000 and it shall list Withrow under any such policies.

PART 3

OBLIGATIONS OF THE CONSULTANT

3.1 Reporting by the Consultant. The Consultant shall provide to the Company such information concerning the results of the Consultant's activities and the Services over the course of any given period of time as the Company may reasonably require.

3.2 Consultant's Business Conduct. The Consultant shall exercise the power and authorities, and fulfil the duties and responsibilities hereby conferred upon it, honestly, in good faith and in the best interests of the Company, shall perform the Services in a sound and professional manner such that the same meets industry standards of performance quality or as set by the specifications of the Company, and shall conduct itself in accordance with the charter documents and articles of the Company, Company policy, applicable law and the rules and policies of each stock exchange or quotation service upon which securities of the Company may be listed or quoted from time to time. When requested by the Company, the Consultant shall advise the Company of any particular compliance issues affecting any Services for which the Consultant has been engaged.

3.3 Insider Issues. The Consultant shall comply with all reasonable endeavors of the Company, industry practice, and law and regulation to ensure that it affords security to information of the Company and that the Consultant, or any persons with whom the Consultant works or with whom the Consultant deals, does not employ information of the Company in any manner contrary to law or fiduciary obligations.

3.4 Trading Issues. In the event that the Consultant, or any person with whom the Consultant works or with whom the Consultant deals, trades in the Company's or an affiliate's securities, then the Consultant shall employ reasonable prudence and good market practice as to such trading and shall effect such in compliance with applicable law.

The Consultant acknowledges that, as a result of Withrow's position as President & CEO of the Company, the Consultant is subject to insider trading regulations and restrictions under Canadian securities laws and therefore is required to file insider reports disclosing, among other things, the grant of any stock options or other security based compensation awards as well as the purchase and sale of any common shares or other securities in the capital of the Company. In addition, the Company may from time to time publish trading guidelines and restrictions for its employees, consultants, officers and directors as may be considered by the Company, in its discretion, prudent and necessary for a publicly listed company. It is a term of this Agreement that the Consultant complies with applicable securities laws, the rules and policies of each stock exchange or quotation service upon which securities of the Company may be listed or quoted from time to time and any Company guidelines and restrictions relating to these issues.

PART 4

PROPRIETARY INFORMATION/ CONFLICT OF INTEREST

4.1 Proprietary Information/Inventions in the Field. Subject to section 4.2 below, the Consultant acknowledges that:

(a)	In the course of providing the Services to the Company, it shall have access to confidential information regarding the organization, business and finances of the Company or any of its subsidiaries or affiliates, including but not limited to products, services, designs, methods, techniques, systems, specifications, know-how, strategic or technical data, marketing research data, product research and development data, sales techniques, confidential customer lists and information, sources of supply and trade secrets, all of which are confidential and may be proprietary and are owned or used by the Company, or any of its subsidiaries or affiliates. Such information shall hereinafter be called "Proprietary Information" and shall include any and all items enumerated in the preceding sentence and coming within the scope of the business of the Company or any of its subsidiaries or affiliates as to which the Consultant may have access, whether conceived or developed by others or by the Consultant alone or with others during the Term of Engagement, whether or not conceived or developed during regular working hours. Proprietary Information shall not include any records, data or information which are (i) in the public domain during or after the expiry of the Term of Engagement, provided the same are not in the public domain as a consequence of disclosure, directly or indirectly, by the Consultant in violation of this Agreement; (ii) required to be disclosed by law; or (iii) reasonably required to be disclosed in prosecuting or defending any suit, proceeding or investigation to which the Consultant is a party.

(b)	The Consultant agrees that Proprietary Information is of critical importance to the Company and a violation of this section 4.1 would seriously and irreparably impair and damage the Company's business. The Consultant agrees that it shall keep all Proprietary Information in a fiduciary capacity for the sole benefit of the Company.

(c)	The Consultant shall not, during the Term of Engagement or any time thereafter: (i) disclose, directly or indirectly, any Proprietary Information to any person, other than any person who, in the Consultant's reasonable judgment, needs to know such Proprietary Information or such other persons to whom the Consultant has been specifically instructed to make disclosure by the Board and in all such cases only to the extent required in the course of providing the Services to the Company; or (ii) use any Proprietary Information, directly or indirectly, for its own benefit or for the benefit of any person or entity other than the Company.

(d)	The Consultant agrees to assign and transfer to the Company or its designee, without any separate remuneration or compensation, the Consultant's entire right, title and interest in and to all Inventions in the Field (as defined below), together with all Canadian, United States and foreign rights with respect thereto, and, at the Company's expense, to execute and deliver all appropriate patents and copyrights on Inventions in the Field and to perform all lawful acts, including giving testimony and to execute and deliver all such instruments that may be necessary or proper to vest all such Inventions in the Field and patents and copyrights with respect thereto in the Company and to assist the Company in the prosecution or defence of any interferences which may be declared involving any of said patent applications, patents, copyright applications or copyrights.

(e)	The restrictions set out in this section 4.1 shall continue to apply after the termination of this Agreement without limit in point of time but shall cease to apply to information or knowledge which may come into the public domain through no effort of the Consultant.

For the purposes of the Agreement, the words "Inventions in the Field" shall mean and include any discovery, process, design, development, improvement, application, technique, formula or invention, whether patentable or copyrightable or not and whether resulting in a saleable product or not, conceived, created, discovered, invented or made by the Consultant, individually or jointly with others (whether on or off the Company's premises or during or after normal working hours), while engaged by the Company or any of its subsidiaries or affiliates, and which was or is directly or indirectly related to the business of the Company or any of its subsidiaries or affiliates, from time to time, or which resulted or results from any work performed by, or use of any documents or property of the Company (whether tangible or intangible and whether owned, leased or contracted for) by any executive, employee, consultant or agent of the Company of any of its subsidiaries or affiliates.

4.2 The Consultant's Personal Property. The parties hereby acknowledge the asset purchase agreement (the "FFE APA") between the Company and Withrow dated September 17, 2012, pursuant to which Withrow retained the rights to produce volatiles for making perfumes, to extract astaxanthin from yeast or algae and to produce medical marijuana (and all products resulting therefrom) utilizing the FFE Assets (as defined in the FFE APA) and Equipment (as defined in the FFE APA) .

4.3 Disclosure of Conflicts of Interest. During the Term of Engagement, the Consultant shall promptly, fully and frankly disclose to the Company in writing:

(a)	the nature and extent of any interest the Consultant, Withrow and/or their associates (as such term is defined in section 1(1) of the Securities Act (British Columbia)) have or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Company or any subsidiary or affiliate of the Company;

(b)	every office Withrow or another employee of the Consultant may hold or acquire, and every property the Consultant or its associates may possess or acquire, whereby directly or indirectly a duty or interest might be created in conflict with the interests of the Company or the Consultant's duties and obligations under this Agreement; and

(c)	the nature and extent of any conflict referred to in subsection 4.3(b) above.

4.4 Avoidance of Conflicts of Interest. The Consultant acknowledges that it is the policy of the Company that all interests and conflicts of the sort described in section 4.3 be avoided, and the Consultant agrees to comply with all policies and directives of the Board from time to time regulating, restricting or prohibiting circumstances giving rise to interests or conflicts of the sort described in section 4.3.

PART 5

TERMINATION AND RESIGNATION

5.1 Termination by the Company. For the purposes of this section 5.1, any reference to "Company" shall include any subsidiaries and affiliates of the Company, as applicable.

(a)	Notice Not Required. The Company may at any time during the Term of Engagement terminate this Agreement immediately, without notice and without liability for any claim, action or demand upon the happening of one or more of the following events:

(i)	For Cause. Without limiting the foregoing, any one or more of the following events shall constitute "Cause":

(A)	the existence of cause for termination of the Consultant at common law resulting from any recognized grounds for termination for cause, including, without limiting the generality of the foregoing: the commission of theft, embezzlement, fraud, obtaining funds or property under false pretences or similar acts of misconduct with respect to the property of the Company or its employees or the Company's customers or suppliers;

(B)	conduct that is wilfully dishonest or unethical, that discredits the Company or that is materially detrimental to the reputation, character or standing of the Company;

(C)	the Consultant's material breach of this Agreement or gross negligence in carrying out its duties under this Agreement;

(D)	the failure or refusal, repeatedly, by the Consultant to comply in any material respect with the reasonable policies, rules, standards and regulations of the Company established from time to time in writing (except to the extent that such policies, rules, standards and regulations expressly conflict with the provisions of this Agreement);

(E)	any conduct that constitutes a breach of the Consultant's fiduciary duty to the Company or which would materially impair or prevent the Consultant from continuing as an officer or director of the Company under applicable corporate or securities laws, or the rules and policies of any stock exchange or securities market upon which the Company's shares are listed from time to time;

(F)	the Consultant's plea of guilty to or conviction of an offence punishable by imprisonment or for a crime involving fraud, misrepresentation or breach of trust; or

(G)	a declaration of the Consultant's bankruptcy by a court of competent jurisdiction.

(ii)	Death. In the event that Withrow dies.

If the Company terminates this Agreement for Cause or death under this section 5.1(a), the Company shall not be obligated to make any further payments under this Agreement except for the payment of any accrued but unpaid Base Consulting Fee and bonuses (if any) owing to the Consultant pursuant to section 2.1 at the time of termination; and (ii) any expenses owing to the Consultant pursuant to section 2.1 at the time of termination. In addition, any stock options held by the Consultant at the time of termination of this Agreement for Cause, whether vested or non-vested, shall immediately be cancelled without right to exercise as at the date of termination; except that if the reason for termination is the death of Withrow, then the right to exercise any stock options held by the Consultant at the time of his death shall be governed by the terms of the Company's stock option plan then in effect.

(b)	Notice Required. The Company may terminate this Agreement at any time during the Term of Engagement by:

(i)	paying to the Consultant a lump sum cash payment in an amount equal to three months' Base Consulting Fee plus one additional month of Base Consulting Fee for each full year of service provided by the Consultant to the Company calculated from February 1, 2011 (it being acknowledged by the Company that this was the date Withrow initially commenced providing services to the Company), for up to a total maximum of 12 months' Base Consulting Fee;

(ii)	paying to the Consultant any sums owed to the Consultant for accrued but unpaid Base Consulting Fee and bonuses (if any) owing to the Consultant pursuant to section 2.1 at the time of termination;

(iii)	paying to the Consultant any expenses owing to the Consultant pursuant to section 2.1 at the time of termination. The payments provided for in this section 5.1(b) shall be inclusive of the Consultant's entitlement to notice and severance pay at common law or by statute, if applicable; and

(iv)	maintaining, to the extent permitted by law and subject to the terms and conditions of any benefit plans in effect from time to time, the benefits set out in section 2.1(f) for a period of time equivalent to the number of months' Base Consulting Fee that is determined to be owed to the Consultant pursuant to (i) above.

Any vested stock options held by the Consultant at the time of termination under this section 5.1(b) shall remain valid and exercisable for the period of time set out in the stock option plan governing such options. Any non-vested stock options held by the Consultant shall immediately be cancelled without right to exercise as at the date of termination.

The Consultant shall not be required to mitigate the amount of any payment provided for in this section 5.1 by seeking other employment or otherwise, nor shall any sums actually received from other employment or otherwise be deducted from the lump sum payment paid to the Consultant pursuant to this section 5.1.

For greater certainty, this section 5.1(b) shall not apply to a termination following a Change of Control under the circumstances provided for in section 5.3.

5.2 Resignation by the Consultant. The Consultant may terminate this Agreement at any time by giving the Company at least 60 days' advance written notice of its resignation and termination date (the "Termination Date"). The Company may waive or abridge any notice period specified in such notice, in its absolute discretion, by paying to the Consultant a lump sum equal to any accrued but unpaid Base Consulting Fee and bonuses (if any) to which the Consultant would have been entitled or becomes entitled to pursuant to section 2.1 up to and including the Termination Date (the "Lump Sum Payment"), together with any expenses owing to the Consultant pursuant to section 2.1 at the Termination Date. Notwithstanding the foregoing, the Company shall, subject to the terms and conditions of any benefits plans in effect from time to time, maintain the benefits and payments set out in section 2.1(f) until the Termination Date. In addition, any vested stock options held by the Consultant as at the Termination Date shall remain valid and exercisable for the period of time that is the lesser of (i) the date the Company pays the Lump Sum Payment to the Consultant and (ii) such date after the Termination Date as is permitted pursuant to the terms of the stock option plan governing such options. Any non-vested stock options held by the Consultant shall immediately be cancelled without right to exercise as at the Termination Date. In all other respects the Consultant's resignation and termination shall be effective immediately upon its receipt of the Lump Sum Payment. Nothing herein contained shall be construed to limit or restrict in any way the Company's ability to pursue any remedies it may have at law or equity pursuant to the provisions of this Agreement.

5.3 Termination upon a Change of Control. In the event that this Agreement is terminated due to a Change of Control (defined below) occurring during the Term of Engagement, then:

(a)	the Company shall pay to the Consultant a lump sum payment equal to nine months' Base Consulting Fee;

(b)	the Company shall pay to the Consultant any sums owed to the Consultant for accrued but unpaid Base Consulting Fee and bonuses (if any) owing to the Consultant pursuant to section 2.1 at the time of termination;

(c)	the Company shall pay to the Consultant any expenses owing to the Consultant pursuant to section 2.1 at the time of termination;

(d)	all stock options previously granted to the Consultant that are unvested at the date of termination shall immediately become vested as of the date of termination and shall remain valid and exercisable for the period of time after the date of termination as is permitted pursuant to the terms of the stock option plan governing such stock option;

(e)	if, at the date of such termination, the Consultant holds any memberships in any club, social or athletic association paid for by the Company that are for the Consultant's regular use, then the Company shall not take any action to terminate such memberships but shall not renew such memberships that expire or make any payment in respect of such memberships in support of the Consultant for the period after the date of such termination; and

(f)	notwithstanding any other provision in this Agreement, to the extent it is able to do so, the Company shall maintain for a period of twelve months after the date of termination by reason of Change in Control all group medical and insurance benefits that the Consultant was entitled to receive immediately prior to the date of such termination.

For the purposes of this section 5.3, "Change of Control" shall mean any one of the following:

(i)	the acquisition or continuing ownership by any person or persons acting jointly or in concert, directly or indirectly, of common shares or of convertible securities which, when added to all of the securities of the Company at the time held by such person or persons, or persons associated or affiliated with such person or persons within the meaning of the British Columbia Business Corporations Act (collectively, the "Acquirers"), and assuming the conversion, exchange or exercise of convertible securities beneficially owned by the Acquirers, results in the Acquirers beneficially owning shares that would, notwithstanding any agreement to the contrary, entitle the voters thereof for the first time to cast more than 50% of the votes attaching to all shares in the capital of the Company that may be cast to elect directors;

(ii)	the exercise of the voting power of all or any shares of the Company so as to cause or result in the election of a majority of directors of the Company who were not incumbent directors;

(iii)	the sale, lease, exchange or other disposition of all or substantially all of the Company's assets;

(iv)	an amalgamation, merger, arrangement or other business combination involving the Company that results in the security holders of the parties to the business combination other than the Company owning, directly or indirectly, shares of the continuing entity that entitle the holders thereof to cast more than 51% of the votes attaching to all shares in the capital of the continuing entity that may be cast to elect directors; or

(v)	the approval by the shareholders of the Company of a plan of complete liquidation or dissolution of the Company.

A termination by reason of Change of Control shall mean a termination which occurs within the first anniversary of the event constituting the Change of Control and that is other than for Cause and conducted for the purposes of reorganization of the Company by reason of the Change of Control.

PART 6

RESTRICTIVE COVENANT

6.1 Provisions Reasonable. It is acknowledged and agreed that:

(a)	both before and since the Effective Date the Company has operated and competed and shall operate and compete in a global market;

(b)	competitors of the Company and its business are located in countries around the world;

(c)	in order to protect the Company adequately, any enjoinder of competition would have to apply to the geographical area that includes the area within the boundaries of Canada and the United States;

(d)	during the course of the Consultant's engagement, and Withrow's prior employment, with the Company, the Consultant has acquired and shall acquire knowledge of, and has come into contact with, initiated and established relationships with and shall come into contact with, initiate and establish relationships with, both existing and new clients, customers, suppliers, principals, contacts and prospects of the Company, and that in some circumstances the Consultant has been or may well become the senior or sole representative of the Company dealing with such persons; and

(e)	in light of the foregoing, the provisions of section 6.2 below are reasonable and necessary for the proper protection of the business, property and goodwill of the Company and its business.

For the purposes of sections 6.1 and 6.2, any reference to "Company" shall specifically include any subsidiaries or affiliates of the Company, as applicable.

6.2 Restrictive Covenant. The Consultant agrees that it shall not, either alone or in partnership or in conjunction with any person, firm, company, corporation, syndicate, association or any other entity or group, whether as principal, agent, employee, director, officer, shareholder, consultant or in any capacity or manner whatsoever, whether directly or indirectly, for the Term of Engagement and continuing for a period of 6 months from the termination of this Agreement, regardless of the reason for such termination:

(a)	carry on or be engaged in, concerned with or interested in, or advise, invest in or give financial assistance to, any business, enterprise or undertaking that:

(i)	is involved in the Company's business or in the sale, distribution, development or supply of any product or service that is competitive with the Company's business or any product or service of the Company's business except for those products or services that are set out in Schedule "A" attached to this Agreement or as may otherwise be agreed to in writing by the Company; or

(ii)	competes with the Company with respect to any aspect of its business;

provided, however, that the foregoing shall not prohibit the Consultant from acquiring, solely as an investment and through market purchases, securities of any such enterprise or undertaking which are publicly traded, so long as the Consultant is not part of any control group of such entity and such securities, which if converted, do not constitute more than 5% of the outstanding voting power of that entity;

(b)	solicit, agree to be employed by, or agree to provide services to any person, firm, corporation or other entity that was a client, customer, supplier, principal, shareholder, investor, collaborator, strategic partner, licensee, contact or prospect of the Company during the Term of Engagement, or Withrow's prior employment, with the Company, whether before or after the Effective Date, for any business purpose that is competitive with the Company's business or any product or service of the Company's business; or

(c)	divert, entice or take away from the Company or attempt to do so or solicit for the purpose of doing so, any business of the Company, or any person, firm, corporation or other entity that was an employee, client, customer, supplier, principal, shareholder, investor, collaborator, strategic partner, licensee, contact or prospect of the Company during the Term of Engagement, or Withrow's prior employment, with the Company, whether before or after the Effective Date.

PART 7

GENERAL PROVISIONS

7.1 Entire Agreement. Except as provided in this Agreement, this Agreement constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties with respect to the subject matter of this Agreement.

7.2 Schedules. The Schedules attached hereto form an integral part of this Agreement.

7.3 Further Assurances. The parties shall from time to time after the execution of this Agreement make, do, execute or cause or permit to be made, done or executed, all such further and other acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

7.4 No Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party.

7.5 Amendments. This Agreement may be amended or supplemented only by a written agreement signed by all parties.

7.6 No Relationship of Employer-Employee. The Company and Consultant each acknowledge and agree that the only relationship of the Consultant to the Company created by this Agreement shall for all purposes be that of an independent contractor, and all persons employed or engaged by the Consultant in connection herewith shall for all purposes be considered to be employed or engaged, as applicable, by the Consultant and not by the Company. The Company shall have no obligation whatsoever to pay or compensate the Consultant and/or any representative thereof for taxes of any kind whatsoever that arise out of or with respect to any fee, remuneration or compensation provided to the Consultant under this Agreement or holding any position with the Company.

The Consultant shall fully indemnify and hold harmless the Company from and against all assessments, claims, liabilities, costs, expenses and damages that the Company and/or any of its affiliated companies may suffer or incur with respect to any amount which a competent government authority determines should have been deducted by the Company from compensation payable to the Consultant.

7.7 Personal Information. Withrow acknowledges and consents to the release by the Company of certain information regarding Withrow, including his name, address, telephone number and the terms of this Agreement, in compliance with applicable corporate and securities regulatory policies, to securities authorities, stock exchanges and the public as required by law. The purpose of the collection of the information is to ensure the Company and its advisors shall be able to obtain the information required to be provided in documents required to be filed with the Canadian Securities Exchange ("CSE") and with applicable securities commissions and the shareholders of the Company as required under applicable corporate and securities laws. In addition, Withrow acknowledges and consents to the collection, use and disclosure of all such personal information by the CSE and other regulatory authorities in accordance with their requirements, including the provision to third party service providers.

7.8 Remedies. The Consultant acknowledges and agrees that any breach or threatened breach of any of the provisions of sections 1.4, 3.3, 3.4, 4.1, 4.3, ..4.4 and 6.2 could cause irreparable damage to the Company or its partners, subsidiaries or affiliates, hat such harm could not be adequately compensated by the Company's recovery of monetary damages, and that in the event of a breach or threatened breach thereof, the Company shall have the right to seek an injunction, specific performance or other equitable remedy.

7.9 Notice. In this Agreement:

(a)	any notice or communication required or permitted to be given under the Agreement shall be in writing and shall be considered to have been given if delivered by hand, transmitted by e-mail transmission or mailed by prepaid registered post, to the address or e-mail address of each party set out as follows:

(i)	to the Company, at: Suite 1000 - 355 Burrard Street Vancouver, BC V6C 2G8 Attention: CFO E-mail: rene.david@abattis.com

(ii)	to the Consultant or Withrow, at: 8517 Citation Drive Richmond, BC V6Y 2X9 E-mail: mike.withrow@abattis.com

(b)	any notice or communication shall be considered to have been received:

(i)	if delivered by hand, on the date of delivery upon receipt by a responsible representative of the receiver;

(ii)	if sent by e-mail transmission during normal business hours of the recipient, upon the sender receiving confirmation of the transmission, and if not transmitted during normal business hours of the recipient, upon the commencement of next normal business day of the receiver; and

(iii)	if mailed by prepaid registered post, upon the fifth day following posting; except that, in the case of a disruption or an impending or threatened disruption in postal services every notice or communication shall be delivered by hand or sent by facsimile transmission.

7.10 Time of the Essence. Time shall be of the essence of this Agreement.

7.11 Enurement. This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective heirs, executors, administrators and permitted assigns.

7.12 Currency. All payments required to be made pursuant to the provisions of this Agreement and all money amount references contained herein are in lawful currency of Canada.

7.13 Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and applicable Canadian law and shall be treated in all respects as a British Columbia contract. The parties hereto agree that the courts of British Columbia shall have the exclusive jurisdiction to entertain any action or other legal proceedings based on any provisions of this Agreement. Each party attorns to the exclusive jurisdiction of the courts of British Columbia.

7.14 Severability. If any term of this Agreement is partially or wholly invalid or unenforceable, the remainder of this Agreement shall not be affected and each remaining term shall be separately valid and enforceable.

7.15 Interpretation Not Affected. In this Agreement, using separate Parts and inserting headings are for convenient reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

7.16 Survival of Terms. Sections 3.2 - 3.4, 4.1, 4.3, 4.4, 6.2, 7.6 - 7.9 and this section 7.16 shall survive and remain in force notwithstanding the expiration or other termination of this Agreement for any reason whatsoever. Any expiration or termination of this Agreement shall be without prejudice to any rights and obligations of the parties hereto arising or existing up to the effective date of such expiration or termination, or any remedies of the parties with respect thereto.

7.17 Conflict. The parties hereunto agree and acknowledge that this Agreement has been prepared by K MacInnes Law Group, who act solely for the Company with respect to this Agreement and who offer no legal advice to the Consultant or to Withrow and that K MacInnes Law Group and the Company have requested that the Consultant and Withrow seek and obtain independent legal advice in connection with the review and execution of this Agreement, if required.

7.18 Counterparts. This Agreement may be signed by facsimile, pdf e-mail attachment or original and executed in any number of counterparts, and each executed counterpart shall be considered to be an original. All executed counterparts taken together shall constitute one agreement.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first written above.

ABATTIS BIOCEUTICALS CORP. By: /s/ Rene David	CHIRON CAPITAL INC. By: /s/ Michael Withrow
Authorized Signatory	Authorized Signatory

/s/ Michael Withrow

MICHAEL WITHROW

Schedule "A"

to the Consulting Agreement

between Abattis Bioceuticals Corp., Chiron Capital Inc.

and Michael Withrow dated April 1, 2014

Restrictive Covenant Exclusions

-	krill oil

-	DHA

-	astaxanthin

-	extracting astaxanthin from yeasts or algae (and resulting products) using the FFE Assets and Equipment, as more particularly set out in the FFE APA

-	producing medical marijuana (and resulting products) using the FFE Assets and Equipment, as more particularly set out in the FFE APA

-	producing volatiles for making perfumes (and resulting products) using the FFE Assets and Equipment, as more particularly set out in the FFE APA